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               [LETTERHEAD OF GENTLE DENTAL SERVICE CORPORATION]


                                 May 20, 1998



VIA FACSIMILE
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Division of Corporate Finance
U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Attention:  Gary Tomura

       Re: Gentle Dental Service Corporation Application for Withdrawal of Registration Statement, File No. 333-44037 (the "Registration Statement")

Dear Ladies and Gentlemen:

     Gentle Dental Service Corporation, a Washington corporation (the "Company"), hereby amends its application to withdraw the Registration Statement in order to exclude from such application Exhibits 10.34-10.41, 10.48 and 10.50 to the Registration Statement which the Company has incorporated by reference in its Annual Report on Form 10-KSB for the year ended December 31, 1997.

     If you have any questions or require further information with regard hereto, please contact Robert I. Newton of McDermott, Will & Emery at (949) 757-7103.

                               Very truly yours,

                               GENTLE DENTAL SERVICE CORPORATION


                               By /s/ MICHAEL T. FIORE
                                  ------------------------------
                                  Michael T. Fiore
                                  Chief Executive Officer